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                                                  Exhibit 10.19

          CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT
          -----------------------------------------------

     This CHANGE IN CONTROL EXECUTIVE SEVERANCE AGREEMENT (the "Agreement") is entered into as of the 25th day of April, 1995, by and between YANKEE ENERGY SYSTEM, INC., a Connecticut corporation ("YES"), and its wholly-owned subsidiary, YANKEE GAS SERVICES COMPANY, also a Connecticut corporation ("Yankee"), referred to collectively as the "Employer", and ____________________ ( the "Executive").

                         RECITALS:

     A. The Executive is a key member of the management of the Employer. It is in the best interest of YES, its shareholders, and Yankee to provide an inducement to the Executive to remain in the service of Employer in the event of a proposed or anticipated Change in Control (as defined herein), as well as to facilitate an orderly transition in the event of a Change in Control.

     B. Employer wishes to assure the continued attention and dedication of Executive to his or her assigned duties without any possible distraction arising out of uncertain personal circumstances in connection with a proposed or anticipated Change in Control.

     C. Employer wishes to provide to Executive compensation and benefit arrangements upon a Change of Control that are fair and equitable and which are competitive with those of other corporations.

     D. The following provisions have been approved by the Boards of Directors of YES and Yankee, and apply in the event of a Change in Control.

                         AGREEMENT:

     1.   Definitions:   For purposes of this Agreement, the
following terms shall have the meanings set forth in this Section
1.

          "Benefit Plan" - Any plan, policy, or program of Employer (whether or not on an insured basis) providing medical, dental, health, disability income, life insurance or other death benefits, or similar types of benefits to employees of Employer.

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Benefit Plan does not include any plan or arrangement providing for vacation pay, bonuses or incentive compensation of any kind, or current or deferred salary or similar compensation.

          "Board" - the Board of Directors of YES.
          "Cause" - cause for termination shall mean (i) commission of an act of fraud, embezzlement, or theft constituting a felony, (ii) commission of an act (or failure to take an action) intentionally against the interest of Employer which causes Employer material injury, or (iii) the failure of Executive to substantially perform his or her duties with Employer (other than such failure resulting from incapacity due to physical or mental illness). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct constituting Cause as defined in this Agreement and specifying the particulars thereof in detail. The foregoing provisions shall not restrict the authority, discretion, or power of the Board (or of the board of directors of Yankee), by any action taken in compliance with YES's (or Yankee's) certificate of incorporation and bylaws, to terminate Executive's employment with or without Cause. Rather, the foregoing provisions merely define, for purposes of Executive's contractual rights and remedies under this Agreement, the circumstances in which termination of Executive's employment will constitute termination for Cause.

     "Change in Control" - A change in control of YES shall mean:

          (a) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25 percent or more of the combined voting power of YES Voting Securities; or

          (b) The occurrence of a change during any 25 consecutive calendar months in the composition of the Board so that the Continuing Directors (as hereafter defined) cease for

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any reason to constitute a majority of the Board.  As used herein,
"Continuing Directors" means the individuals who were directors at the beginning of the 25-month period or whose nomination for election or appointment to the Board was approved by a vote of at least a majority of the then Continuing Directors; or

          (c) There shall be consummated (i) any consolidation or merger of YES in which YES is not the continuing or surviving corporation or pursuant to which Voting Securities (other than fractional shares) would be converted into cash, securities, or other property, other than a merger of YES in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of a majority (by value) of the assets of YES, provided that any such consolidation, merger, sale, lease, exchange, or other transfer consummated at the insistence of an appropriate public utility regulatory agency shall not constitute a Change in Control; or

          (d) Approval by the shareholders of YES of any plan or proposal for the liquidation or dissolution of YES; or

          (e) Determination by the Board that a Change in Control has occurred for purposes of this Agreement.

     "Code" - The Internal Revenue Code of 1986, as amended.

     "Date of Termination" - Shall mean (a) if this Agreement is terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis within such 30-day period), or (b) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).
The term of this Agreement shall be extended until the Date of Termination.


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     "Disability" - Termination of Executive's employment with
Employer for "Disability" shall mean termination because of (a) Executive's absence from Executive's duties with Employer on a full-time basis for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness and (b) Executive's failure to return to performance of Executive's duties with Employer on a full-time basis within 30 days after a written Notice of Termination is given to Executive.

     "Exchange Act" - The Securities Exchange Act of 1934, as amended.

     "Good Reason"- Termination by Executive of Executive's employment for "Good Reason" shall mean termination based on any of the following:

          (a) A change in Executive's status or position or positions with Employer which, in Executive's reasonable judgment, represents a demotion from Executive's status or position or positions as in effect immediately prior to the Change in Control, or a change in Executive's duties or responsibilities which, in Executive's reasonable judgment, is inconsistent with such status or position or positions, or any removal of Executive from or any failure to reappoint or reelect Executive to such position or positions, except in connection with the termination or Executive's employment for Cause or Disability or as a result of Executive's death or the termination by Executive other than for Good Reason; or

          (b) A reduction by Employer in Executive's base salary as in effect immediately prior to the Change in Control; or

          (c) The failure by Employer to continue in effect any Plan in which Executive is participating at the time of the Change in Control (or Plans providing Executive with at least substantially similar benefits), other than as a result of the normal expiration of any such Plan in accordance with its terms or a modification of such Plan which modification is applicable to all employees who participate in such Plan, as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Employer which would adversely effect Executive's continued participation in any of such Plans on at least as favorable a basis to Executive as is the case on the date of the Change in Control or which would materially reduce Executive's benefits in the future under any of such Plans or deprive Executive of any material benefit enjoyed by Executive at the time of the Change in Control; or

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          (d)  The failure by Employer to provide and credit
Executive with the number of paid vacation days to which Executive is then entitled in accordance with Employer's normal vacation policy as in effect immediately prior to the Change in Control; or

          (e) Employer's requiring Executive to be based anywhere more than 50 miles from where Executive's office is located immediately prior to the Change in Control except for required travel on Employer's business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of Employer prior to the Change in Control; or

          (f) The failure by Employer to obtain from any successor the assent to this Agreement contemplated by subsection
5(a) hereof; or

          (g) Any purported termination by Employer of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

          (h)  Any refusal by Employer to continue to allow
Executive to attend to matters or engage in activities not directly related to the business of Employer which, prior to the Change in Control, Executive was permitted to attend to or engage in.

     "Notice of Termination" - Any notice of any termination of Executive's employment shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" of Executive's employment by Employer shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     "Other Agreement" - A plan, arrangement, or agreement pursuant to which an Other Payment is made.

     "Other Payment"- Any payment or benefit payable to Executive in connection with a Change in Control of YES pursuant to any plan, arrangement, or agreement (other than this Agreement) with

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Employer, a Person whose actions result in such Change in Control, or any Person affiliated with Employer or such person.

     "Person" - Any individual, corporation, partnership, group, association, or other "person," as such term is used in Section
14(d) of the Exchange Act, other than YES, Yankee or any employee benefit plan or plans sponsored by either.

     "Plan" - Any compensation plan such as a plan providing for incentive or deferred compensation, stock options, or other stock or stock-related grants or awards or any employee benefit plan such as a thrift, investment, savings, pension, profit sharing, medical, disability, accident, life insurance, cafeteria, or relocation plan or any other plan, policy, or program of Employer providing similar types of benefits to employees of Employer.

     "Severance Payments" - The payments described in subsection
4(d) of this Agreement.

     "Total Payments" - All payments or benefits payable to Executive in connection with a Change in Control of YES, including Severance Payments under this Agreement and Other Payments.

     "Voting Securities" - YES's issued and outstanding securities ordinarily having the right to vote at elections of the Board.

     2.   Agreement to Provide Services; Right to Terminate;
Confidentiality.

          (a) Termination Prior to Certain Events. Except in the event of a Change in Control, and except as otherwise provided in subsection 2(b) of this Agreement or in any written employment agreement between Executive and Employer, either Employer or Executive may terminate Executive's employment at any time, subject to Employer paying whatever severance benefits are provided for pursuant to applicable Employer Plans or compensation agreements other than this Agreement. If, and only if, termination of Executive's employment with Employer occurs after a Change in Control, the provisions of this Agreement regarding the payment of Severance Payments shall apply. If it is reasonably demonstrated by Executive that the termination by Employer of Executive's employment or a change in the terms and conditions of such employment such that the Executive would have Good Reason for termination, in either case occurring prior to a Change in Control
(i) was at the request or direction of a Person

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who has taken steps reasonably calculated to effect a Change in
Control, or (ii) otherwise was in connection with or anticipation of a Change in Control, then, for purposes of Section 4 of this Agreement, the Change in Control shall be deemed to have occurred immediately prior to such termination or such change in the terms and conditions of Executive's employment.

          (b) Continuation of Services Subsequent to Certain Events. In the event a tender offer or exchange offer is made by a Person for more than 25 percent of YES's Voting Securities, Executive agrees that Executive will not leave the employ of Employer (other than as a result of Disability) and will render services to Employer in the capacity in which Executive then serves until such tender offer or exchange offer has been abandoned or terminated or a Change in Control has occurred. In the event that, during the period Executive is obligated to continue in the employ of Employer pursuant to this subsection 2(b), Employer reduces Executive's compensation, Executive's obligations under this subsection 2(b) shall terminate.

          (c)  Termination for Cause.  Employer may terminate
Executive's employment for Cause whether or not a Change in Control has occurred.

          (d) Confidentiality. Executive acknowledge that (i) by reason of the capacity in which Executive has been employed, Executive has financial and business information regarding Employer which has not been publicly disclosed and which is confidential to Employer, and (ii) disclosure of such financial or business information could cause irreparable harm to Employer. Executive agrees that Executive will not disclose, without prior written consent of Employer, any financial or other confidential business information regarding Employer which has not been publicly disclosed by Employer.

     3. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1995; provided, however, that commencing on January 1, 1996, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 30 days prior to such January 1, Employer or Executive shall have given notice that this Agreement shall not be extended; and provided, further, that if a Change in Control shall occur while this Agreement is in effect, the term of this Agreement shall automatically be extended for a period of 24 calendar months from the date of occurrence of the event constituting such Change in Control. Except as provided in subsection 2(a) of this

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Agreement, this Agreement shall terminate if Executive or Employer terminates Executive's employment prior to a Change in Control.

     4. Termination Following Change in Control. In the event that Executive's employment with Employer is terminated, whether by Executive or by Employer, within 24 calendar months from the date of occurrence of any event constituting a Change in Control (it being recognized that more than one such event may occur in which case the 24-month period shall run from the date of occurrence of each such event), Executive shall be entitled to the following respective benefits:

          (a) Disability. During any period that Executive is unable to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive Executive's full base salary at the rate then in effect until Executive's employment with Employer is terminated by Employer for Disability. Thereafter, Executive's benefits shall be determined in accordance with Employer's generally applicable disability income program. If Employer's disability income program is modified or terminated following a Change in Control, Employer shall substitute another plan or program with benefits applicable to Executive substantially similar to those provided by the disability income program prior to its modification or termination.

          (b) Termination Upon Death. In the event of Executive's death while an employee of Employer, Employer shall pay to his or her representative Executive's full base salary through the date of Executive's death at the rate in effect on the date of the Change in Control, together with all benefits, including death benefits, to which Executive is then entitled under Plans in which Executive is a participant, and Employer shall have no further obligations to Executive under this Agreement.

          (c) Termination for Cause or Without Good Reason. If Executive's employment is terminated by Employer for Cause, or by Executive other than for Good Reason, Employer shall pay Executive his or her full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs, together with all benefits to which Executive is then entitled under Plans in which Executive's is a participant, and Employer shall have no further obligations to Executive under this Agreement.

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          (d)  Termination Without Cause or With Good Reason.  If
Executive's employment with Employer is terminated (other than for Disability or upon Executive's death) by Employer without Cause or by Executive with Good Reason, subject to the limitations set forth in Section 6 and Section 10, Employer shall pay Executive, upon demand, the following amounts ("Severance Payments"):

               (i) Executive's full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs;

               (ii) in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, an amount of severance pay equal to two times the sum of (A) Executive's annual base salary, at the rate in effect on the date the Change in Control occurs, plus (B) the average annual incentive compensation (if any) paid to Executive or accrued to Executive's benefit (prior to any deferrals) in respect of the two fiscal years last ended prior to the fiscal year in which the Change in Control occurs;

               (iii) all reasonable legal fees and expenses incurred by Executive as a result of such termination (including all such reasonable fees and expenses, if any, incurred in contesting or disputing in good faith any such termination or in seeking in good faith to obtain or enforce any right or benefit provided by this Agreement); and

               (iv)  reimbursement in full of all reasonable
amounts paid or incurred by Executive for outplacement services in connection with obtaining other employment.

     The amount of Severance Payments otherwise payable pursuant to this Agreement shall be reduced by (A) amounts payable to Executive pursuant to any plan providing severance benefits to Employer's employees and (B) amounts payable to Executive (after any adjustment or reduction to reflect payments described in clause (A)) as salary continuation and incentive compensation pursuant to any employment agreement between Executive and Employer which is in effect as of the Date of Termination. The payments provided for in this paragraph shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Employer shall pay to Executive on such day an estimate, as determined in good faith by Employer, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of

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8 percent per annum) as soon as the amount thereof can be
determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Employer to Executive, payable on the fifth day after demand by Employer (together with interest at the rate of 8 percent per annum).

          (e) Related Benefits. Unless Executive dies or Executive's employment is terminated by Employer for Cause or Disability, or by Executive other than for Good Reason, Employer shall maintain in full force and effect, for the continued benefit of Executive for two years after the Date of Termination, all Benefit Plans in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such Benefit Plans; provided, however, that if Executive becomes eligible to participate in a benefit plan, program, or arrangement of another employer which confers benefits upon Executive substantially similar to those provided by one or more Benefit Plans, Executive shall cease to receive benefits under this subparagraph in respect of such Benefit Plan or Plans. In the event that Executive's participation in any Benefit Plan is barred by the provisions of such Benefit Plan, Employer shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such Benefit Plan.

          (f) Pension Credit. If the Executive is age 55 or older on the Date of Termination and Executive's employment with Employer is terminated (other than for Disability or upon Executive's death) by Employer without Cause or by Executive with Good Reason, Executive will continue to receive, until his or her normal retirement date, service credit under the Company's pension plans and any supplemental arrangements maintained for his or her benefit in effect immediately prior to the Date of Termination, and the benefit levels thereunder shall be calculated as though the Executive had received an annual increase in compensation until his or her normal retirement date in an amount equal to the average annual compensation increase of all salaried personnel of the Company included in such plans. To the extent that payment of any amounts resulting from the foregoing may not be made from such plans, the Company will pay such amounts to Executive as supplemental benefits.

          (g) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 4

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by seeking other employment or otherwise, nor, except as expressly set forth in subsection 4(e), shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

     5.   Successors; Binding Agreement.

               (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Employer which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of Employer. Employer shall require any such successor, by an agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there is no such designee, to Executive's estate.

     6.   Reduction in Severance Payments to Avoid Excess
Parachute Tax Payments.

          (a) Reduction. In the event that any portion of the Total Payments received by Executive in connection with a Change in Control of YES would not be deductible, in whole or in part, for federal income tax purposes as a result of Section 280G of the Code, the Severance Payments otherwise payable under this Agreement shall be reduced until (i) no portion of the Total Payments is not deductible pursuant to Section 280G of the Code or
(ii) the Severance Payments are reduced to zero.

          (b)  Application.  For purposes of this limitation:

               (i)  No portion of the Total Payments, the
receipts or enjoyment of which Executive has effectively waived


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in writing prior to the date of payment of the Severance Payments, shall be taken into account;

               (ii) No portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by YES and reasonably acceptable to Executive ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of
Section 280G of the Code;

               (iii) The Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in paragraphs (b)(i) and (ii) above) in their entirety constitute, in the opinion of Tax Counsel, reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code; and

               (iv) The value of any noncash benefit or any deferred payment or benefit included in the Total Payments, and whether or not all or a portion of any payment or benefit is a "parachute payment" for purposes of paragraph (b)(ii) above, shall be determined by YES's independent accountants in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

          (c) Effect on Other Agreements. In the event that any Other Agreement has a provision that requires a reduction in the Other Payment governed by such Other Agreement to avoid or eliminate an "excess parachute payment" for purposes of Section 280G of the Code, the reduction in Severance Payments pursuant to this Section 6 shall be given effect before any reduction in the Other Payment pursuant to the Other Agreement.

     7. Non-Exclusivity of Rights. Nothing in the Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with Employer. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program (including any provisions thereof providing for the acceleration of vesting or the lapse of restrictions upon a change in control) except as explicitly modified by this Agreement. For purposes of the Yankee Energy System, Inc. 1991 Long-Term Incentive Compensation

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Plan and the terms of any award thereunder, termination of
Executive's employment in circumstances that would give rise to a right to receive Severance Payments pursuant to Section 4(d) shall be deemed to be termination of employment as a result of early retirement with approval of the Board.

     8. Continued Employment. This Agreement shall not give Executive any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein to certain severance and other benefits in the event of a Change in Control, and shall not limit Employer's right to change the terms of or to terminate Executive's employment, with or without Cause, at any time, subject only to the payment and provision of such severance and other benefits as are specifically provided for in this Agreement.

     9. Full Settlement. The obligation of Employer to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against the Executive or others.

     10. Regulatory Limitations. Notwithstanding any other provision of this Agreement, Employer shall have no obligation to make any payments to Employee pursuant to Section 4 of this Agreement if, or to the extent, such payments are prohibited by any applicable law or regulation.

     11. Assignment. The Executive may not assign, transfer, pledge or in any way encumber the compensation or other benefits payable to Executive or any rights which he or she may have under this Agreement.

     12. Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

     13. Waiver. The waiver by Yankee, YES or the Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

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     14.  Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein. No amendment or alteration of terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     15. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

     16. Arbitration. Any controversy, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to a panel of three arbitrators. Each party shall select an arbitrator and the two thus chosen shall select a third. The decision of a majority of the arbitrators shall be final and binding on the parties. If the two arbitrators cannot agree upon a third arbitrator, the American Arbitration Association will be requested to appoint such an arbitrator. Such arbitration shall be held in Hartford, Connecticut in accordance with the rules and practices of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     17. Notices and Communications. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or three business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Yankee or YES, to:

               Yankee Energy System, Inc.
               599 Research Parkway
               Meriden, CT 06450-1030
               Attn:  Chairman of the Board

     If to the Executive, to the Executive:

               c/o Yankee Gas Services Company
               599 Research Parkway
               Meriden, CT 06450-1030
               (Marked "Personal and Confidential")

or to such other address as either party shall furnish to the other in writing in accordance with this Section.

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     18.  Authorization.  This Agreement is executed for and on behalf of YES and Yankee by officers duly authorized to do so by resolutions of the boards of directors, voting separately, approving this Agreement and authorizing such execution.

     19. Counterparts. This Agreement may be executed in several counterparts, each one of which shall be deemed to be an original but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                   YANKEE ENERGY SYSTEM, INC.



                                   By:___________________________
                                        Emery G. Olcott
                                   Chairman, Organization &
                                   Compensation Committee


                                   YANKEE GAS SERVICES COMPANY



                                   By:___________________________
                                        Branko Terzic
                                   President and Chief Executive
                                   Officer


                                   EXECUTIVE:



                                   By:___________________________
                                   Name:


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                    Executive Officers Party to
               Change in Control Severance Agreements



                         Michael E. Bielonko
                         Charles E. Gooley
                         Mary J. Healey
                         Thomas J. Houde



                              16